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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement dated as of December 1, 1995 (as amended and restated hereby, the "Employment Agreement" or the "Agreement") is made by and between GTECH Corporation, having offices at 55 Technology Way, West Greenwich, Rhode Island 02817 ("GTECH" or the "Company") and Laurance W. Gay, having a residence address of 143 East Canaan Road, East Canaan, Connecticut 06024 (the "Employee").

                                   BACKGROUND

The parties entered into a prior employment agreement dated as of November 1, 1993. The Employee's responsibilities have changed since the execution of the prior employment agreement and the parties wish to amend and restate the prior employment agreement to account for such changes, adjust the Employee's compensation and to make other changes mutually agreeable to the parties.

NOW, THEREFORE, for the mutual consideration set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the prior employment agreement is hereby amended and restated as follows.


1.  Employment.

         The Company agrees to engage the Employee and the Employee agrees to serve the Company as Vice President, Government Relations, with overall sales and government relations responsibility for the Company's gaming products and services in the United States and/or in such other capacity as the Company and the Employee may mutually agree. For purposes of this Agreement, The Employee shall report to the Chief Executive Officer or his designee.


2.  Term.

         This Agreement shall remain in effect indefinitely, but may be terminated by either party without cause upon thirty days written notice to the other party.


3.  Base Compensation.

     (a) As compensation for the services to be rendered by the Employee, the Company shall pay the Employee a salary at an annualized rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), payable bi-weekly during the term of this


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Employment Agreement. Said rate shall be effective as of November 1,
1994. Employee's base salary is subject to periodic review at least annually.

         (b) The Employee shall be covered by all Company benefits as may be in effect generally during the term hereof for Company executives or employees, such as standard health, dental, life insurance, car allowance and 401K Plan participation, and shall receive executive perquisites consistent in general with those perquisites provided to other Company officers.

         (c) The Employee shall be considered for a management bonus based upon his contributions to the Company outside his normal position and responsibilities.

         (d) Any amounts owed to the Employee under this Section 3 due to the retroactive application of this Agreement shall be paid to the Employee on or before December 31, 1995.

4. Commissions.

         (a) Effective February 25, 1995, the Employee shall receive commissions during the term hereof for all contracts for Gaming Products and Services in the States of Arizona, Colorado, Kansas, Oregon and Rhode Island at a rate equal to one half of one percent (0.5%) of Net Revenue from the Company's Gaming Products and Services for each such jurisdiction. Commissions shall be payable each fiscal quarter on the fifteenth day following the close of the prior fiscal quarter.

         (b) In addition, effective February 25, 1995, the Employee shall receive commissions on all Net Revenue from the Company's Gaming Products and Services (including those Gaming Products and Services upon which commissions are being earned pursuant to subsection (a) above) at a percentage of Net Revenue dependent upon the opportunities which are won in the fiscal year (or the termination hereof, if such termination does not occur at the end of a fiscal year), as follows:


"Win Rate" Percentage of Net Revenue
-------------------------------------------
75-100%           one tenth of one percent (0.1%)
50-74.99%         seventy-five thousandths of one percent (0.075%)
25-49.99%         sixty thousandths of one percent (0.060%)
24.99%
or less           forty thousandths of one percent (0.040%)

For purposes of this Section 4, the "Win Rate" shall be a fraction, the denominator of which is the number of wins and losses for the year in question and the numerator of which is the


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number of wins. In order for an opportunity to be considered a "win" in any fiscal year, one of the following must occur: (i) the Customer and the Company shall enter into a written contract or (ii) the Customer either exercises an extension in writing or fails to decline an extension when such extensions are automatic unless declined. In order for an opportunity to be considered a "loss" in such year, a party other than the Company is awarded the opportunity. Anything other than a win or a loss is not included in the Win Rate calculation. An extension which is ultimately exercised at terms less favorable to the Company than provided for in its contract shall be considered a "win". An opportunity which the Company ultimately declines to pursue shall be eliminated from the calculation. The parties agree that Addendum 1 attached hereto accurately shows the opportunities for the year ending February 29, 1996, and accurately shows the wins and losses as of December 1, 1995. The parties shall reach mutual agreement on an addendum for each new fiscal year prior to its commencement. The parties shall amend this initial addendum or any future addendum from time to time to reflect changes in opportunities. For each year, this commission shall be paid quarterly on the fifteenth day following the close of the prior fiscal quarter, based on an assumed Win Rate of 50-74.99%, with a reconciliation at the end of each fiscal year based upon the actual Win Rate in such year. In the event reconciliation shows the Company owing the Employee, it shall pay within ten days after the reconciliation. In the event the reconciliation shows the Employee owing the Company, the Employee shall pay the Company within ten days after the reconciliation or, if consented to by the Company, may direct the Company to deduct the difference from the quarterly commission payments under this Subsection (b) until the difference is fully paid.

         (c) For purposes of this Section 4, "Net Revenue" shall be defined as the invoice price (for sales) or the gross revenues (for goods or services provided on a percentage basis) less any liquidated damages, refunds, returns, taxes (excluding income taxes), discounts, or other allowances or price adjustments made to the customer, and less packing, shipping and insurance charges.

         (d) For purposes of this Section 4, "Gaming Products and Services" shall be defined by the mutual agreement of the parties.

         (e) The Employee must be Vice President, Government Relations, with overall sales and government relations responsibility for the Company's gaming products and services in the United States, at the end of each fiscal quarter, to receive commissions for such quarter; provided, however, that in the event of a termination pursuant to Section 6, Employee shall be entitled to commissions earned through the effective date of termination.

         (f) Any amounts owed to the Employee under this Section 4 due


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to the retroactive application of this Agreement shall be paid to Employee on or before January 5, 1996.


5. Reimbursement of Expenses and Support.

     (a) The Employee shall be entitled to reimbursement for expenses incurred by him in the performance of his duties subject to and in accordance with the Company's standard policies and procedures on such matters, as they may vary from time to time.

     (b) The Company will make available to the Employee secretarial, technical and other assistance and support in order to support the Company's marketing and sales efforts. Further, the Company acknowledges that Employee's duties will require extensive travel and entertainment activity and expense, and the Company shall provide as it has in the past budgetary support for these activities. The Company shall provide Employee with an air travel card for use in carrying out his duties as herein described.


6.   Termination.

      (a) If (i) the Company terminates this Agreement other than for cause or
(ii) the Employee terminates this Agreement due to the Company reducing his responsibilities and income potential, both cases being subject to the notice provisions of Section 2, then the Company shall provide the Employee with severance, to be paid within forty-five (45) days after such termination, in the form of a lump sum amount equal to twelve (12) months base salary. Upon termination under this Section 6(a), all obligations under this Agreement shall immediately cease, terminate and be of no further force and effect, except Employer's obligations under Sections 6(a) and 7 and Employee's obligations under Sections 8 and 9.

     (b) For purposes of this Agreement, "cause" shall be defined as follows:
(i) Employee's negligent performance of (provided such negligent performance results in harm to GTECH) or refusal to perform his duties as expressly required; (ii) the conviction of Employee of a felony or other crime involving fraud, deceit, theft or dishonesty; (iii) unauthorized acts intended to result in Employee's personal enrichment at the expense of the Company or its reputation; (iv) any violation of Employee's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty or breach of
Section 8; (v) any other breach by Employee of any of the material terms of the Agreement; or (vi) Employee's death. A termination under this Section 6(b) shall be effective immediately upon written notice, except where such cause may be curable, in which case termination shall be effective thirty days after such notice if such cause has


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not been cured. Upon termination under this Section 6(b), all obligations under this Agreement shall immediately cease, terminate, and be of no further force or effect, except Employer's obligations under Section 7 and Employee's obligations under Sections 8 and 9.

7.  Indemnity.

         The Company shall provide to the Employee indemnification from and against any legal acts or decisions made by him in good faith while performing services for the Company and attorneys fees and other related expenses (including the payment of expenses where it is yet to be determined whether this Section 7 is applicable, provided that the Employee undertakes to repay such amounts if and to the extent that it is ultimately determined that he is not entitled to indemnification), in all cases to the extent such indemnification is provided generally to the Company's executive officers and is obtainable for the Employee. Nothing herein is intended to expand the Employee's rights beyond those set forth in that certain Indemnification Agreement between the parties dated as of November 1, 1993.


8.  Confidential Information and Noncompetition.

      (a) Employee shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, the terms of this Agreement, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company. Such restriction on confidential information shall remain in effect until such time as the confidential information is (i) generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Employee from a third party without binder of secrecy. Employee agrees that he will return to the Company any physical embodiment of such confidential information upon termination of employment.

      (b) During the term of Employee's employment hereunder and for a period of twelve (12) months following termination of such employment (irrespective of the reason for such termination) Employee (i) shall not engage or propose to engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial



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assistance to, participating in or being connected in any material way with any person or entity so engaged) in the business of providing for foreign, federal, state (including the District of Columbia), provincial or local governments or their licensees or assignees any of the following: (x) with respect to the operation of on-line computerized systems used to conduct lottery games, games of chance, including without limitation video games, pari-mutuel operations or wagering, any computer equipment, on-line sales terminals or other equipment, software or on-line system operations or maintenance services, or (y) instant tickets for lottery games or wagering, and (ii) shall not compete with the Company or any of its affiliates for any contract, contract proposal or provision of services existing at the time of such termination of employment which relates to any of the businesses described in clause (i) of this Section or any other activities of the Company or any of its affiliates existing or, provided Employee has knowledge of any contemplated activities, contemplated at the time of such termination. During such period Employee shall not act to induce any of the Company's customers, employees, consultants or other individuals with a business relationship with the Company to take action which could be disadvantageous to the Company.

         (c) Employee was a shareholder, officer and director of Integrated Strategies, Inc. ("ISGI") and Integrated Strategies of Georgia, Inc. ("ISGA") (collectively, the "ISG Companies"). Employee has resigned as an officer and director of each of the ISG Companies, and Employee is no longer a shareholder or otherwise connected with ISGA, but Employee may continue as a shareholder and provide general advice to ISGI during the term hereof, subject to the following conditions: (i) Upon the Company's request, Employee shall disclose ISGI's clients and the Employee's activities, if any, with respect to each such client;
(ii) Employee's performance of his duties with respect to ISGI shall not in any way interfere or conflict with his duties hereunder; and (iii) ISGI shall not take any action or be associated with any clients which would cause Employee to violate Section 8(b). In the event the Company provides written notice to the Employee of any breach of this subsection (c) and such breach is not cured within ten days of Employee's receipt of such notice, the Company may terminate this Agreement, and such termination may be regarded as termination for "cause", the longer cure period of Section 6(b) notwithstanding. Employee's ownership, as a passive investor, of less than (A) one percent of the issued and outstanding stock or (B) $100,000 principal amount of any debt securities, of any corporation or partnership shall not by itself be deemed to violate Section 8(b).

         (d) Employee shall disclose to the Company, in writing, no less frequently than monthly, all personal political contributions made by Employee and any members of his immediate family.


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         (e) Employee recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 8 are required for the reasonable protection of the Company and its investments, and Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose. Employee further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Paragraph 8, and that the Company, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 8 are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.


9.       Other Agreements. Compliance

         (a) The Employee agrees to abide by the terms of the "Restrictive Agreement - Employee/Applicant" and the "Conflict of Interest and Ethical Conduct Policies and Procedures". In the event of a conflict between this Agreement and the attached agreements, this Agreement shall control. As used in this Section 9, "Company" shall include the Company and its subsidiaries and affiliates.

         (b) Employee agrees that he shall not make or authorize any payment directly or indirectly to any person who is an official of any government or of any instrumentality thereof for the purpose of inducing such official to (i) use his influence with such government, or (ii) fail to perform his official functions, in either case to assist the Company or Employee in obtaining or retaining business for, or directing business to, any person, or to influence legislation or regulations of any government or any instrumentality thereof. Employee acknowledges that his activities under the Agreement are subject to the laws of the United States of America and the States and the Country of Canada and the Provinces (and their respective subdivisions), and Employee shall comply fully with all such applicable laws.


10.   Miscellaneous.

         (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets, stock and business or


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into which the Company may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. This Employment Agreement is personal to the Employee and may not be assigned by him.

         (b) This Agreement, including the attachments hereto, represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements or understanding of the parties in respect thereto. This Agreement may not be amended orally, but only in writing signed by the parties hereto.

         (c) Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company is, or may become, a party, at the Company's expense.

         (d) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege nor shall any other waiver of right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

         (e) If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect.

         (f) The parties hereto agree that affiliates of the Company for which services are or may be rendered hereunder are third party beneficiaries of this Agreement.

         (g) Employee represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound and (iii) that he is free and able to execute this Agreement and to enter into employment by the Company.



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         (h) This Agreement has been executed and delivered in the State of
Rhode Island, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State. With respect to any dispute which may arise from this agreement, the parties hereby consent to the exclusive jurisdiction of the courts of the State of Rhode Island and the federal courts therein





IN WITNESS HEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first above written.

GTECH Corporation



by_______________________           ______________________________
                                            Laurance W. Gay


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                                   ADDENDUM I

                    GTECH Business Opportunity Summary FY 96

                                                                    Status
                                                                    ------
                Lottery             Approval
Account       Opportunities        Award Date          Lost          Win          Open
-------       -------------        ----------          ----          ---          ----
  AZ          Rev-System RFP         5/1/95             L
  CA          ITSS                  11/1/95                                        O
  CA          ITVM Contract        10/25/95                           W
  DC          System RFP             8/1/95                           W
  FL          System RFP            1/15/96                                        O
  GA          Keno                  11/1/95                                        O
  ID          Extension              9/1/95                           W
  IL          Bingo Vision          12/1/95                                        O
  IN          Bingo Vision           9/1/95                           W
  KY          System RFP           10/27/95             L
  LA          Extension              2/1/96                                        O
  MA          System RFP             2/1/96                                        O
  MD          System RFP           12/15/95             L
  MI          ITSS                  10/1/95                           W
  NJ          System RFP           11/14/95                                        O
  NM          Lottery                2/1/96                                        O
  NY          Keno                   9/1/95                           W
  OH          Extension              5/1/95                           W
  OH          GVTs/Service          11/1/95                                        O
  OR          System RFP            12/1/95                                        O
  RI          ITSS                   2/1/96                                        O
  RI          Video Lottery Ext      2/1/96                                        O
  VT          ITSS                   2/1/96                                        O
  WA          System RFP             8/1/95                           W
  WI          System RFP             1/1/96                                        O
  WV          ITVs                   1/1/96                                        O
              ------------------   --------            ---           ---          ---
              Total Lottery            26               3             8           15

Revised 12/19/95

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